PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	January 27,	January 29,
	2013	2012
Reconciliation of GAAP to Non-GAAP Net Income
Attributable to Photronics, Inc. Shareholders

GAAP net income attributable to Photronics, Inc. shareholders	$2,323	$4,268

(a) Consolidation and restructuring charges, net of tax	-	1,118

(b) Impact of warrants, net of tax	-	(94)

Non-GAAP net income attributable to Photronics, Inc. shareholders	$2,323	$5,292

Reconciliation of GAAP to Non-GAAP Net Income
Applicable to Common Shareholders

Weighted average number of diluted shares outstanding

GAAP	61,095	60,930

Non-GAAP	61,095	60,856

Net income per diluted share

GAAP	$0.04	$0.07

Non-GAAP	$0.04	$0.09

(a)	Represents consolidation and restructuring charges primarily related to restructuring in Singapore.

(b)	Represents financing expenses related to warrants, which are recorded in other income (expense), net.